Exhibit 99.2

NEWS RELEASE

For Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728
Leigh Parrish, Financial Dynamics
(212) 850-5651
Pete Schmidt, Financial Dynamics
(212) 850-5654

SPORT CHALET ANNOUNCES RETIREMENT OF NORBERT OLBERZ
FROM BOARD OF DIRECTORS

Los Angeles, California - (March 16, 2007) - Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced that Norbert Olberz, Founder and Chairman Emeritus, has retired from the Board of Directors.

Craig Levra, Chairman and CEO, remarked, “Norbert Olberz founded Sport Chalet in 1959 and has been the driving force behind our Company’s success for the past 48 years. He has served tirelessly on the Board of Directors since our Company went public in 1992, and has now decided to step down as Chairman Emeritus. As Founder of the Company, we expect that Norbert will continue to periodically visit our stores to review merchandise and displays and work with our store managers, while also continuing to provide valuable advice to the management team. While we will miss Norbert’s presence at our Board meetings, we have a strong Board in place to help guide the future of Sport Chalet. We thank Norbert for his tremendous work and guidance over the past five decades.”

Mr. Olberz will relinquish the title of Chairman Emeritus while retaining the title of Founder.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada and Arizona. The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 45 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.
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